Exhibit 99.1

MEDIA CONTACT
N E W S R E L E A S E	Amy Baker
VP, Corporate Communications
abaker@mvbbanking.com
(844) 682-2265

INVESTOR RELATIONS CONTACT
Marcie Lipscomb
mlipscomb@mvbbanking.com
(844) 682-2265

MVB Financial Corp. Declares Fourth Quarter 2019 Dividend

FAIRMONT, W.Va. (November 20, 2019) – MVB Financial Corp. (NASDAQ: MVBF) (MVB) has declared a quarterly cash dividend of $0.07 per share payable on December 15, 2019, to shareholders of record at the close of business on December 1, 2019.

This is the fourth quarterly dividend for 2019 and includes a 40% increase in dividends, compared to the previous quarter dividend payout.

“Over the past couple years, we have significantly increased our dividend payout as one more way we can create added value for our shareholders. We are very grateful for their continued, meaningful support, and we are committed to be their trusted partner on the financial frontier,” said Larry F. Mazza, CEO and President, MVB Financial Corp.

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About MVB Financial Corp.

MVB Financial Corp. (“MVB Financial” or “MVB”), the holding company of MVB Bank, is publicly traded on The Nasdaq Capital Market® under the ticker “MVBF.” Nasdaq is a leading global provider of trading, clearing, exchange technology, listing, information and public company services. Through its subsidiary, MVB Bank, Inc., and the bank’s subsidiaries, MVB Mortgage, MVB Community Development Corporation and Chartwell Compliance, the company provides financial services to individuals and corporate clients in the Mid-Atlantic region and beyond. Chartwell Compliance is one of the world’s leading specialist firms in state and federal compliance and market entry facilitation for firms entering into or expanding in North America, serving many of the most high-profile providers of the Fintech industry. For more information about MVB, please visit ir.mvbbanking.com.

Forward-looking Statements

MVB Financial Corp. has made forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in this Press Release. These forward-looking statements are based on current expectations about the future and subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and its subsidiaries. When words such as "believes," "expects," "anticipates," "may," or similar expressions occur in this Press Release, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the Company and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies,

Exhibit 99.1
competition, economic downturn or recession, and government regulation and supervision. Additional factors that may cause our actual results to differ materially from those described in our forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as well as its other filings with the SEC, which are available on the SEC website at www.sec.gov. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements.